UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

interCLICK, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

257 Park Avenue South Suite 602 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2008, Desktop Acquisition Sub, Inc. (“Desktop”), a wholly-owned subsidiary of interCLICK, Inc. (the “Company”), closed on an Accounts Receivable Financing Agreement (the “Crestmark Agreement”) with Crestmark Commercial Capital Lending LLC (“Crestmark”). Under the Crestmark Agreement, Crestmark agreed to purchase from Desktop certain agreed upon accounts receivables (“Accounts”). The purchase price shall be equal to 80% of the net face amount of the Accounts. Under certain circumstances, Crestmark may require Desktop to repurchase any purchased Accounts.

Desktop shall pay Crestmark a servicing fee equal to 0.575% at the end of each 30-day period from the date the Account is purchased until the date it has been either paid in full to Crestmark or charged to a reserve account by Crestmark. In addition, Desktop shall pay Crestmark interest on 80% of the unpaid net face amount of the Accounts at a rate of 1% over the prime rate published by the Wall Street Journal. Desktop is obligated to pay to Crestmark potential additional fees equal to 15% of an Account in the event (i) payment for an Account is received by Desktop and not immediately forwarded to Crestmark or (ii) Desktop does not send out the necessary notice to the obligor of an Account.

As collateral securing Desktop’s obligations under the Crestmark Agreement, Desktop granted to Crestmark a first priority security interest in the assets of Desktop, excluding shares of common stock it owns in Options Media Group Holdings, Inc. The Crestmark Agreement contains standard representations and warranties for this type of transaction, as well as affirmative and negative covenants, including Desktop providing monthly financial statements and not transferring or granting an additional security interest in any of the collateral.

Desktop has agreed to indemnify Crestmark from any loss arising out of the assertion of any claim that a payment received by Crestmark for one of the purchased Accounts is avoidable under United States bankruptcy law or other debtor relief statutes. Upon the occurrence of an event of default, Crestmark may require Desktop to repurchase all purchased Accounts which remain unpaid.

The initial term of the Crestmark Agreement is for six months from November 12, 2008, with automatic one-year renewals unless terminated by one of the parties. If Desktop terminates the Crestmark Agreement, other than as permitted, it will be required to pay an early termination fee to Crestmark of 2% of the credit facility of $3,500,000.

No more than 25% of the initial funding may be used to pay certain affiliates and executives of Desktop and the Company. See Item 1.02 of this Report.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 26, 2008, upon funding of the Crestmark Agreement, the Company entered into a letter agreement with Silicon Valley Bank (“Silicon Valley”), pursuant to which the Company repaid all outstanding amounts owed (or $1,525,309.49) by the Company to Silicon Valley under a loan agreement previously reported on a Form 8-K filed on October 15, 2008.

As previously reported in a Form 8-K filed on October 1, 2008, the Company issued two promissory notes in exchange for a loan of $650,000 from each of Barry Honig and GRQ Consultants, Inc. 401(K). On November 26, 2008, with the proceeds from the Crestmark Agreement, the Company repaid the $650,000 note issued to Mr. Honig, who is Co-Chairman of the Company’s Board of Directors.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding Desktop’s entry into the Crestmark Agreement provided under Item 1.01 above is hereby incorporated by reference. Desktop has received $2,002,245.65 under the Crestmark Agreement including $1,525,309.49 used to repay Silicon Valley as described in Item 2.03 of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2008

interCLICK, Inc.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer

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